EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO CORPORATION RECEIVES $24,695,000

FROM SETTLEMENT OF "NOL LAWSUIT”

Lake Mary, Florida, September 17, 2004 - Bairnco Corporation (NYSE-BZ) today reported that it received $24,695,000 as a result of the previously announced settlement of the NOL Lawsuit, in which both Bairnco and the Keene Creditors Trust claimed the right to certain income tax refunds.  The $24,695,000 paid to Bairnco represents 70% of the funds in an escrow account that was created in the mid-1990s to hold the tax refunds and related after tax interest income pending the resolution of the NOL Lawsuit.

The payment to Bairnco, which is not subject to any federal or state income tax, will increase Bairnco’s stockholders equity by $24,695,000.  Bairnco intends to use the funds to repay outstanding indebtedness.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon and Kasco. Arlon's principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom engineered laminates and pressure sensitive adhesive systems, and special silicone rubber compounds and components. Kasco's principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on-site maintenance services for the retail food industry primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in Canada and France

CONTACT:    Larry C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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